Prospectus Supplement, Dated September 23, 2008	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated July 30, 2007)	File No. 333-144953
Selling Stockholders
The selling stockholders identified in this prospectus supplement may, from time to time, offer and sell shares of our common stock that are issuable, or that have been issued, upon the exercise of warrants to purchase our common stock. These warrants were originally issued by, and exercisable for shares of the common stock of, Solexa, Inc. In January 2007, we acquired Solexa and assumed these warrants, which then became warrants for shares of our common stock.
The information in the table below replaces the information appearing under the heading “Selling Stockholders” in the related prospectus and in each supplement to that prospectus that we filed with the SEC prior to September 23, 2008. We are updating the selling stockholder information solely to reflect a stock dividend that we effected on September 22, 2008. Pursuant to the stock dividend, we issued and paid, on September 22, 2008, one share of our common stock on each share of our common stock that was outstanding and held of record at the close of business on September 10, 2008. The stock dividend resulted in adjustments to the exercise price of, and the number of shares underlying, each warrant that was outstanding when the stock dividend was effected. In addition, selling stockholders, if any, that held, at the close of business on September 10, 2008, shares of our common stock issued upon exercise of the warrants were entitled to participate in the stock dividend.
The table below presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under the registration statement relating to this prospectus supplement. We prepared this table based on information that the selling stockholders listed below have supplied to us. The information about these selling stockholders may have changed since the time they provided us with the information below, and the information may also change from time to time after the date of this prospectus supplement.
Except as otherwise indicated below, to our knowledge, no selling stockholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our predecessors or affiliates during the three years prior to the date of this prospectus supplement.
Our registration of the offer and sale of the shares of our common stock identified below does not mean that the selling stockholders identified below will sell all or any of these shares. In addition, the selling stockholders may have sold, transferred or disposed of all or a portion of their shares after the date on which they provided us with the information regarding their holdings, including in transactions exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. The identity and holdings of the selling securityholders may change from time to time.
The term “selling stockholders” includes the stockholders listed below and certain of their pledgees and donees, or other successors, described under “Plan of Distribution” in the related prospectus. The number of shares in the column “Maximum Number of Shares of Common Stock Being Sold in this Offering” represents all of the shares that the applicable selling stockholder may offer under this prospectus supplement and the related prospectus and assumes the selling stockholder exercises, for cash, of all the outstanding warrants it holds.

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A selling stockholder that is a broker-dealer, or an affiliate of a broker-dealer, may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus supplement.
Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. The percentages in the table below are calculated based on 123,675,666 shares of our common stock outstanding at the close of business on September 22, 2008.

			Maximum
			Number of
			Shares of
	Number of Shares of Common		Common	Number of Shares of Common
	Stock Beneficially Owned		Stock Being	Stock Beneficially Owned After
	Before this Offering		Sold in this	this Offering
Selling Stockholder	Number	Percent	Offering	Number	Percent
Abingworth Bioventures II A LP	270,356	*	86,000	184,356	*
Abingworth Bioventures III A LP	468,008	*	100,096	367,912	*
Abingworth Bioventures III B LP	285,692	*	61,102	224,590	*
Abingworth Bioventures III C LP	171,124	*	36,602	134,522	*
Abingworth Bioventures III Executives LP	7,452	*	1,594	5,858	*
Abingworth Bioequities Master Fund Ltd.	285,790	*	74,094	211,696	*
Amadeus II Affiliates Fund LP	82,568	*	10,716	71,852	*
Amadeus II ‘A’ LP	1,238,570	1.00%	160,754	1,077,816	*
Amadeus II ‘B’ LP	825,714	*	107,170	718,544	*
Amadeus II ‘C’ LP	577,998	*	75,018	502,980	*
Amadeus II ‘D’ GMBH & Co KG	27,524	*	3,572	23,952	*
Andrew C Rockefeller	70,740	*	23,580	47,160	*
Bristol Investment Fund, Ltd.	18,522	*	18,522	—	*
Caduceus Capital II, LP	39,558	*	39,558	—	*
Caduceus Capital Master Fund Ltd.	83,126	*	83,126	—	*
Capital Ventures International	83,352	*	83,352	—	*
Clarion Capital Corporation	64,564	*	18,522	46,042	*
Cranshire Capital, LP	17,200	*	17,200	—	*
DAFNA LifeScience Ltd.	9,260	*	9,260	—	*
DAFNA LifeScience Select Ltd.	9,260	*	9,260	—	*
HHMI Investments, LP	9,334	*	9,334	—	*
HFR SHC Aggressive Master Trust	12,518	*	12,518	—	*
Hudson Bay Fund LP1	94,180	*	94,180	—	*
Hudson Bay Overseas Fund Ltd[1]	191,212	*	191,212	—	*
Enable Growth Partners, LP	85,566	*	85,566	—	*
Enable Opportunity Partners	14,484	*	14,484	—	*
Estate of Charles E. Murphy, Jr.	25,798	*	25,798	—	*
Leerink Swann LLC [2,3,4]	263,290	*	263,290	—	*
OTA LLC [3,4]	1,310,526	1.06%	1,310,526	—	*
Paul M. W. Bruckman	58,478	*	17,198	41,280	*
Portside Growth and Opportunity Fund	56,156	*	56,156	—	*
PW Eucalyptus Fund Ltd.	7,000	*	7,000	—	*
Rockmore Investment Master Fund Ltd.	29,974	*	26,034	3,940	*
SF Capital Partners Ltd.	541,806	*	478,154	63,652	*
Shea Venture, LLC	83,420	*	29,652	53,768	*
SRB Greenway Capital, LP	6,776	*	6,776	—	*
SRB Greenway Capital (QP), LP	45,172	*	45,172	—	*
SRB Greenway Offshore Operating Fund, LP	3,612	*	3,612	—	*
Steeple Capital Fund I LP	1,780	*	1,780	—	*
Steeple Capital Fund II LP	17,032	*	17,032	—	*
Steeple Capital Offshore Fund Ltd.	28,774	*	28,774	—	*
Tang Capital Partners, LP	94,466	*	94,466	—	*
UBS Eucalyptus Fund LLC	62,624	*	62,624	—	*
UBS O’Connor LLC F/B/O: O’Connor PIPES Corporate Strategies Master Ltd.	71,806	*	71,806	—	*
ValueAct Capital Master Fund	702,454	*	700,566	1,888	*
Walker Smith Capital, LP	2,928	*	2,928	—	*
Walker Smith Capital (QP), LP	17,850	*	17,850	—	*
Walker Smith International Fund, Ltd.	25,448	*	25,448	—	*

*	Less than 1%.

(1)	Sander Gerber, Yoav Roth and Charles Winkler share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and Charles Winkler disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd and Hudson Bay Fund LP. This selling stockholder has represented to us that it acquired the securities offered for its own account in the ordinary course of business and that at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly, to distribute the securities.

(2)	Jonathan Fleming is a director of Leerink Swann Holdings, LLC, which owns all of the member interests of Leerink Swann LLC. He is also the general partner of OBP Management IV L.P., the general partner of Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P. Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P. were stockholders of Solexa, Inc. until Solexa, Inc. was acquired by Illumina, Inc. in January 2007.

(3)	The selling stockholder has identified itself as a broker-dealer that is registered under the Securities Exchange Act of 1934, as amended.

(4)	The selling stockholder has represented to us that, at the time it acquired the relevant securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

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